UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

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April 15, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”), which will be held at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133 on June 5, 2008 at 9:00 a.m., Central Time.

With a long-time corporate presence in Tulsa, Oklahoma, we are holding the Annual Meeting there to enable us to involve our numerous colleagues and associates from our Tulsa operations in this important corporate event and to recognize their contribution to our success.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company of which you should be aware when you vote your shares.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the Additional Information section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Ronald L. Nelson

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 5, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avis Budget Group, Inc. (the “Company”) will be held on June 5, 2008 at 9:00 a.m., Central Time, at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133 (the “Meeting”), to consider and vote upon the following matters:

1. Election of eight directors for a one-year term expiring in 2009 and until their successors are duly elected and qualified.

2. Ratification of the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2008.

3. Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 10, 2008 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on June 5, 2008.

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2007 Annual Report on Form 10-K

are available at:

http://bnymellon.mobular.net/bnymellon/car

By Order of the Board of Directors

JEAN M. SERA

Secretary

Dated: April 15, 2008

AVIS BUDGET GROUP, INC.

6 Sylvan Way

Parsippany, New Jersey 07054

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Thursday, June 5, 2008

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2008 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about April 21, 2008.

What will I be voting on?

•	Election of Directors (see page 42), and

•	Ratification of Deloitte & Touche LLP as the Company’s auditors for 2008 (see pages 43-44).

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on April 10, 2008 (the “Record Date”).

How many votes can be cast by all stockholders?

101,087,793, consisting of one vote for each of the Company’s shares of Common Stock that were outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or 33,695,931 votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of Common Stock of record who do not vote on particular proposals because the brokers do not have discretion to vote and have not received instructions from their customers as to how to vote, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present for the transaction of business at the Meeting.

How many votes are required to elect directors and adopt the other proposals?

•

Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares of Common Stock in “street name”

will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the election of directors when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether nominees have received the requisite number of affirmative votes, abstentions and broker non-votes (if any) will have no effect on the outcome of the vote.

•

Approval of the proposal relating to the ratification of the appointment of auditors of the Company’s financial statements requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that hold shares of Common Stock as of the Record Date, to vote on the proposal relating to the ratification of the appointment of auditors when such brokers do not receive instructions from the beneficial owners of such shares. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against such proposal and broker non-votes (if any) will have no effect on the vote on this proposal.

A “broker non-vote” occurs when a broker does not have discretion to vote on a particular proposal (i.e., the proposal is not considered “routine”) and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. Generally, brokers have discretion to vote on proposals relating to what are deemed to be “routine” matters, which include election of directors and the ratification of auditors, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters. Under Delaware law, a broker non-vote with respect to a particular proposal will not be considered as present and entitled to vote with respect to such proposal.

How do I vote?

You can vote by valid proxy received by telephone, electronically via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Alternatively, in lieu of returning signed proxy cards, holders of record of shares of Common Stock can vote such shares by telephone or electronically via the Internet. If you are a registered stockholder (that is, if you hold your stock directly in your name through our transfer agent), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. If your shares of Common Stock are held in “street name” such as in a stock brokerage account, by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically via the Internet. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., Eastern Time, on June 4, 2008.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically via the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the holder of record of such shares.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of Directors), will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of all eight nominees for the Board of Directors, and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company’s financial statements for the year ending December 31, 2008.

How do participants in savings plans vote?

For participants in the “Avis Budget Group Employee Savings Plan,” the “Avis Voluntary Investment Savings Plan,” the “Avis Voluntary Investment Savings Plan for Bargaining Hourly Employees,” the “AB Car Rental Services, Inc. Retirement Savings Plan” and the “AB Car Rental Services, Inc. Retirement Savings Plan for Collectively Bargained Employees” (collectively, the “Savings Plans”) with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, Eastern Time, on May 30, 2008, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which it has not received instructions proportionately in accordance with the shares of Common Stock for which it has received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, Eastern Time, on May 30, 2008. Participants in the Savings Plans are not entitled to vote in person at the Meeting. If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares of Common Stock credited to his or her account in the Savings Plans and any other shares of Common Stock that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares of Common Stock owned by him or her or held for his or her benefit in the Savings Plans.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with this Proxy Statement is the Meeting ticket. Beneficial owners with shares of Common Stock held through an intermediary, such as a bank or broker, should request tickets in writing from the Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Meeting date at the registration desk upon verifying his or her stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

How can I access the Company’s proxy materials and annual report electronically?

A copy of this Proxy Statement and the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year is available without charge to stockholders at http://bnymellon.mobular.net/bnymellon/car, at the Company’s website at www.avisbudgetgroup.com, or upon written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

General

The Board of Directors presently consists of eight members. The directors elected at the Meeting will serve for a term of one year expiring at the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. The name and age of each present director and his or her position with the Company, including his or her position with Cendant Corporation, as we were formerly known, are set forth below.

In 2006, Cendant Corporation completed a separation into four separate companies (the “Cendant Separation”), one for each of its former real estate services businesses (Realogy Corporation), its former hospitality services businesses (Wyndham Worldwide Corporation), its former travel distribution services businesses (Travelport Inc.) and its former vehicle services businesses (Avis Budget Group, Inc.). Following completion of the Cendant Separation, Cendant, then consisting solely of our vehicle rental businesses of Avis and Budget, changed its name to Avis Budget Group, Inc. and our common stock began trading on the NYSE under the symbol “CAR.”

Name of Present Directors	Age	Present Position
Ronald L. Nelson	55	Chairman of the Board, Chief Executive Officer and Director
Mary C. Choksi	57	Director
Leonard S. Coleman	59	Presiding Director and Chairman of the Corporate Governance Committee
Martin L. Edelman	66	Director
John D. Hardy, Jr.	64	Director and Chairman of the Compensation Committee
Lynn Krominga	57	Director
F. Robert Salerno	56	President, Chief Operating Officer and Director
Stender E. Sweeney	69	Director and Chairman of the Audit Committee

Biographical Information for Nominees

Mr. Nelson has been Chairman and Chief Executive Officer of the Company since August 2006 and director since April 2003. Mr. Nelson was Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of the Company’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of the Company’s former Travel Distribution Division. From April 2003 to May 2003, Mr. Nelson was Senior Executive Vice President, Finance. From November 1994 to March 2003, Mr. Nelson was Co-Chief Operating Officer of DreamWorks SKG. Prior thereto, he was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc.

Ms. Choksi has been a director since March 2007. Ms. Choksi has been a Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) since 1987.

Mr. Coleman has been a director since December 1997, Presiding Director at executive sessions of the Board since February 2003 and Chairman of the Governance Committee since August 2006. Mr. Coleman was a director of HFS Incorporated (“HFS”) from April 1997 until December 1997. From 1999 to December 2005, Mr. Coleman was a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”): Omnicom Group Inc., H.J. Heinz Company, Churchill Downs Incorporated and Electronic Arts Inc.

Mr. Edelman has been a director since December 1997 and was a director of HFS from November 1993 to December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York

City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler LLP, which merged with Paul, Hastings, Janofsky & Walker, LLP from 1972 to 1993 and was Of Counsel to Battle Fowler LLP from 1994 to June 2000. Mr. Edelman also serves as a director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust, Inc. and Ashford Hospitality Trust, Inc. See “Certain Relationships and Related Transactions.”

Mr. Hardy has been a director since April 2, 2008. Until recently, Mr. Hardy was a partner at the law firm of O’Melveny & Myers LLP for more than 25 years.

Ms. Krominga has been a director since October 2006. Ms. Krominga is an attorney and business executive. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies and served as chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division from 1992 to 1998. Prior to that, Ms. Krominga was an attorney at American Express Company and at Cleary, Gottlieb, Steen & Hamilton LLP. Ms. Krominga serves as Chairman of the Board of Sunrise Senior Living, Inc., which files reports pursuant to the Exchange Act.

Mr. Salerno has been President, Chief Operating Officer and a director of the Company since August 2006. Mr. Salerno has been Chief Executive Officer of Avis Budget Car Rental, LLC, our subsidiary, since April 2004. He was previously President and Chief Operating Officer of Cendant Car Rental Group, Inc. from November 2002 until April 2004 and was President and Chief Operating Officer of Avis from 1996 to November 2002. In 1995, he was named Executive Vice President of Operations and in July 1990, Senior Vice President and General Manager of Avis.

Mr. Sweeney has been a director and Chairman of the Audit Committee since August 2006. Mr. Sweeney has been a financial advisor and equity investor in several privately held enterprises since 1998. In 1997, Mr. Sweeney served in a senior financial and operating capacity for a joint venture between DreamWorks SKG and Pacific Data Images. From 1995 to 1996, Mr. Sweeney was the Chief Executive Officer and a director of Vehicle Information Network, a database management and marketing company. From 1994 to 1995, Mr. Sweeney was the Chief Financial Officer and Principal of The Onyx Group, a shopping center development and management company. From 1968 to 1994, Mr. Sweeney served in various positions at The Times Mirror Company, the last eight years of which as Vice President, Finance. Mr. Sweeney serves on the board of the Payden & Rygel Investment Group, which files reports pursuant to the Exchange Act.

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com or by writing to the Company at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations.

Director Independence

Each year, our Board of Directors reviews all commercial and charitable relationships of each director to evaluate such director’s independence pursuant to Rule 303A.02 of the New York Stock Exchange Listed Company Manual and our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com and are attached hereto as Annex A. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her immediate family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors; his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years; and whether such director or his or her immediate family members have, during the past three years, been part of an “interlocking directorate” in which an executive officer of the Company served on the compensation (or equivalent) committee of another company that employs such director or his or her immediate family member as an executive officer.

After evaluating the factors described above, the Board of Directors has affirmatively determined that five of our current directors are independent under the corporate governance listing standards of the NYSE and our own director independence criteria. Our independent directors are currently Mary C. Choksi, Leonard S. Coleman, Lynn Krominga, John D. Hardy, Jr. and Stender E. Sweeney.

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on such committees are independent, based upon the corporate governance listing standards of the NYSE and our own director independence criteria.

Presiding Director

The position of Presiding Director was established by the Board of Directors to appoint a director whose primary responsibilities include presiding over periodic executive sessions of the non-management members of the Board of Directors, advising the Chairman of the Board of Directors and committee chairs with respect to meeting agenda and information needs, providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Mr. Coleman to serve in this position until the Company’s 2009 annual meeting of stockholders.

Communicating with the Board of Directors

Stockholders and other interested parties may send communications to the Company’s Board of Directors by writing to the Board of Directors, c/o the Secretary, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In addition, all parties interested in communicating directly with the Presiding Director or with any other non-management director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Secretary or via e-mail at presidingdirector@avisbudget.com. The Presiding Director will review and distribute all interested parties’ communications received to the intended recipients and/or distribute to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or by writing the Company at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held nine meetings and acted by unanimous written consent on two occasions during 2007. In 2007, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. All directors are required to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual meeting of stockholders is strongly encouraged, so that a representative for each of the Audit Committee, Compensation Committee and Governance Committee is present. The 2007 annual meeting of stockholders was attended by four directors, including a representative of each of the Audit Committee, Compensation Committee and Governance Committee.

Committees of the Board of Directors

Audit Committee

The Audit Committee presently consists of Mr. Sweeney (Chairman), and Mses. Krominga and Choksi (the “Audit Committee”). The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the financial statements of the Company. See “Report of Audit Committee” below. The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the NYSE, the Company’s Director Independence Criteria and within the meaning of applicable SEC rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that Mr. Sweeney qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The text of the Audit Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Audit Committee held eight meetings and acted by unanimous written consent on one occasion in 2007.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hardy (Chairman) and Coleman and Ms. Krominga (the “Compensation Committee” or the “Committee”). Mr. Hardy joined the Board of Directors on April 2, 2008, replacing Sheli Z. Rosenberg, who retired on the same date. Ms. Rosenberg was the Chairman of the Compensation Committee from August 23, 2006 to the date of her retirement from the Board of Directors.

The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The text of the Compensation Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Compensation Committee held six meetings and acted by unanimous written consent on one occasion in 2007.

The role of the Committee is to assure that our executive officers are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, and competitive practice. The primary responsibilities are as follows:

•	Review and approve our stated compensation strategy;

•	Annually review and determine the individual elements of total compensation for the Chief Executive Officer;

•	Review and approve the individual elements of total compensation for our executive officers;

•	Assure that our annual and long-term bonus and incentive compensation plans are administered in a manner consistent with our compensation strategy;

•

Make recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and approve, subject, where appropriate, to submission to shareholders, all new equity-related incentive plans for executive officers; and

•	Review and approve stock option and other equity awards.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

Corporate Governance Committee

The Corporate Governance Committee presently consists of Messrs. Coleman (Chairman) and Sweeney and Ms. Choksi (the “Corporate Governance Committee”). The Board of Directors has determined that each of the current members qualifies as an independent director under the rules of the NYSE and the Company’s Director Independence Criteria. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The text of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com, or may be obtained by contacting the Company’s Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Governance Committee held three meetings in 2007.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. It seeks to ensure that all members of the Company’s Audit Committee meet the Company’s Director Independence Criteria and the financial literacy requirements under the rules of the NYSE; and that at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC; and that all members of the Compensation Committee and the Corporate Governance Committee meet the Company’s Director Independence Criteria. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from stockholders for candidates to be nominees for director positions. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of such stockholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame described in the by-laws of the Company and under the caption “Stockholder Proposals for 2009 Annual Meeting” below.

The process for identifying and evaluating candidates to be nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Such candidates are evaluated by the Corporate

Governance Committee by reviewing such candidates’ biographical information and qualification and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether such candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate such candidate or elect such candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by stockholders. However, to date, the Company has not received any stockholder proposal to nominate a director.

Executive Committee

The Executive Committee presently consists of Messrs. Nelson (Chairman), Salerno and Edelman (the “Executive Committee”). The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Executive Committee acted by unanimous written consent on thirteen occasions in 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) as of April 2, 2008 by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers named in the Summary Compensation Table below and (iii) all of the Company’s directors and current executive officers as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 days(3)
Principal Stockholders:
Shapiro Capital Management LLC(4)	11,101,177	10.98%	—
Classic Fund Management Aktiengesellschaft(5)	5,242,283	5.19%	—
AXA Financial, Inc.(6)	8,283,605	8.19%	—
O.S.S. Capital Management LP(7)	7,465,488	7.39%	—

Directors and Current Named Executive Officers:
Ronald L. Nelson(8)	210,786	*	104,249
Mary C. Choksi(9)	4,999	*	4,999
Leonard S. Coleman(10)	25,938	*	25,938
Martin L. Edelman(11)	37,657	*	37,357
John D. Hardy, Jr.(12)	0	*	0
Lynn Krominga(13)	9,060	*	9,060
F. Robert Salerno(14)	117,369	*	85,469
Stender E. Sweeney(15)	15,872	*	15,772
Larry D. De Shon	6,698	*	0
Mark J. Servodidio	31,036	*	19,472
David B. Wyshner	86,845	*	67,252

All Directors and Current Executive Officers as a group (14 persons)	630,143	*	426,122

Former Executive Officers who are Named Executive Officers:
John T. McClain(16)	39,049	*	32,395

*	Amount represents less than 1% of outstanding Common Stock.
(1)	Shares beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of April 2, 2008, including vested awards and deferred shares under a deferred compensation plan.
(2)	Based on 101,087,793 shares of Common Stock outstanding on April 2, 2008.
(3)	Includes vested awards and deferred shares under a deferred compensation plan.
(4)	Reflects beneficial ownership of 11,101,177 shares of Common Stock by Shapiro Capital Management LLC and Samuel Shapiro (together, “Shapiro Capital”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 8, 2008. Samuel Shapiro is the chairman, director and majority shareholder of Shapiro Capital Management LLC and exercises dispositive power over the securities held by Shapiro Capital Management LLC and may be deemed to have indirect beneficial ownership over the shares of Common Stock described above. Shapiro Capital has sole voting power over 9,306,977 of the shares of Common Stock and shared voting power over 1,794,200 of the shares of Common Stock, and has sole power to dispose or direct the disposition of 11,101,177 shares of Common Stock. The principal business address for Shapiro Capital is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through April 2, 2008.

(5)	Reflects beneficial ownership of 5,242,283 shares of Common Stock by Classic Fund Management Aktiengesellschaft (“Classic Fund”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Classic Fund with the SEC on January 29, 2008. Such Schedule 13G indicates that Classic Fund is the trustee of three mutual funds domiciled in the Principality of Liechtenstein, and in its role as trustee has sole voting and dispositive power over 5,242,283 of the shares of Common Stock. The principal business address for Classic Fund Management Aktiengesellschaft is Raetikonstrasse 33, FL-9490 Vaduz, Principality of Liechtenstein. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through April 2, 2008.
(6)	Reflects beneficial ownership of 8,283,605 shares of Common Stock by AXA Financial, Inc. and its affiliated entities (“AXA”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by AXA with the SEC on February 14, 2008. Such Schedule 13G indicates that AXA has sole voting power over 7,145,180 of the shares of Common Stock, shared voting power over 22,664 of the shares of Common Stock and no voting power over 1,115,761 of the shares of Common Stock. Such Schedule 13G also indicates that AXA has sole power to dispose or direct the disposition of 8,283,516 shares of Common Stock, and shared dispositive power over 89 of the shares of Common Stock. The principal business address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through April 2, 2008.
(7)	Reflects beneficial ownership of 7,465,488 shares of Common Stock by O.S.S. Capital Management LP, and its affiliated entities (together, “OSS”), as derived solely from information reported in Amendment No. 1 to Schedule 13G filed under the Exchange Act by OSS with the SEC on February 14, 2008. Such Schedule 13G, as amended, indicates that OSS has shared power to vote and direct the disposition of 7,375,488 shares of Common Stock, and Mr. Andrew Goffe, managing member of the general partner of O.S.S. Capital Management LP, has sole power to vote and direct the disposition of 90,000 shares of Common Stock. The principal business address for OSS is 598 Madison Avenue, New York, New York 10022. Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through April 2, 2008.
(8)	Includes 18,067 deferred shares of Common Stock.
(9)	Represents deferred shares of Common Stock.
(10)	Includes 14,471 deferred shares of Common Stock.
(11)	Includes 20,678 deferred shares of Common Stock.
(12)	Mr. Hardy commenced service as a director on April 2, 2008.
(13)	Represents deferred shares of Common Stock.
(14)	Includes 7,908 deferred shares of Common Stock.
(15)	Includes 15,772 deferred shares of Common Stock.
(16)	Represents shares of Common Stock held by Mr. McClain as of his last day of employment with the Company.

EXECUTIVE OFFICERS

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Ronald L. Nelson	Chief Executive Officer

F. Robert Salerno	President and Chief Operating Officer

David B. Wyshner	Executive Vice President and Chief Financial Officer

W. Scott Deaver	Executive Vice President, Strategy and Pricing

Larry D. De Shon	Executive Vice President, Operations

Karen C. Sclafani	Executive Vice President and General Counsel

Mark J. Servodidio	Executive Vice President, Chief Human Resource Officer

Patric T. Siniscalchi	Executive Vice President, International Operations

Brett D. Weinblatt	Senior Vice President and Chief Accounting Officer

Biographical information concerning the executive officers of the Company who also presently serve as directors is set forth above under “Board of Directors—Biographical Information for Nominees.” Biographical information concerning all other present executive officers is set forth below.

Name	Biographical Information
David B. Wyshner	Mr. Wyshner, age 41, has been Executive Vice President and Chief Financial Officer since August 2006, and also served as Treasurer from August 2006 to November 2007. Prior to the Cendant Separation, Mr. Wyshner was Executive Vice President and Treasurer of the Company from January 2004 to August 2006. Mr. Wyshner was named Vice Chairman and Chief Financial Officer of the Company’s former Travel Content Division, which included the Company’s vehicle rental business of Avis and Budget, in July 2005. From 1999 until January 2004, Mr. Wyshner was employed in various roles at the Company, including serving as Executive Vice President for Finance, Planning and Development. Prior to joining the Company, Mr. Wyshner was a Vice President in Merrill Lynch & Co.’s investment banking division, specializing in corporate finance and mergers and acquisitions.

W. Scott Deaver	Mr. Deaver, age 56, has been Executive Vice President, Strategy and Pricing since September 2006. Over the past ten years, Mr. Deaver has served in a variety of roles with the Company and HFS. Mr. Deaver was Executive Vice President, Marketing for Avis Budget Car Rental, LLC from March 2001 to September 2006. He has also served as Chief Marketing Officer for move.com, an online real estate and home services portal launched by the Company, and as Senior Vice President of corporate marketing of the Company.

Larry D. De Shon	Mr. De Shon, age 48, has been Executive Vice President, Operations since October 2006. From November 2002 to June 2006, Mr. De Shon was Senior Vice President of airport operations at United Airlines. Mr. De Shon began his 28-year career with United Airlines as a customer service representative and advanced to hold a number of positions of increasing responsibility during his tenure.

Name	Biographical Information
Karen C. Sclafani	Ms. Sclafani, age 56, has been Executive Vice President and General Counsel since April 2006. Ms. Sclafani was Senior Vice President, General Counsel and Secretary of Avis Budget Car Rental, LLC from November 2002 to April 2006. Ms. Sclafani was previously Senior Vice President and General Counsel of Avis since August 1998. Prior to being appointed General Counsel, Ms. Sclafani served as Vice President and Deputy General Counsel and in various other capacities in Avis’ legal department. Before joining Avis, she was a corporate associate with the law firm Mudge, Rose, Guthrie and Alexander in New York City.

Mark J. Servodidio	Mr. Servodidio, age 42, has been Executive Vice President, Chief Human Resource Officer since April 2006. Mr. Servodidio was Executive Vice President, Human Resources for Avis Budget Car Rental, LLC from November 2002 to April 2006. He joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco) from 1996 to 2001 where he was most recently head of Human Resources for Nabisco’s sales and supply chain unit. Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Patric T. Siniscalchi	Mr. Siniscalchi, age 58, has been Executive Vice President, International Operations since August 2006. Mr. Siniscalchi was Senior Vice President, International Operations for Avis Budget Car Rental, LLC from November 2002 to August 2006. Mr. Siniscalchi joined Avis in 1971 and advanced to hold a number of positions of increasing responsibility during his tenure.

Brett D. Weinblatt	Mr. Weinblatt, age 38, has been Senior Vice President and Chief Accounting Officer since June 2007. Mr. Weinblatt was Controller of the Company from August 2006 to June 2007 and was previously Senior Vice President and Controller of Avis Budget Car Rental, LLC from July 2005. Prior to joining the Company, Mr. Weinblatt held various senior finance positions with Alpharma Inc., a specialty pharmaceutical company, including chief financial officer of Alpharma’s Animal Health Division, from June 2002. Prior to joining Alpharma, Mr. Weinblatt held various senior finance positions at Honeywell International Inc. (formerly AlliedSignal) from September 1995. Prior to joining Honeywell, Mr. Weinblatt was associated with Deloitte & Touche LLP for five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”) for additional information regarding the 2007 financial results for our Company discussed below.

Executive Summary

We have a strong pay-for-performance philosophy, which seeks to reward the achievement of performance goals and align our executives’ interest with those of our stockholders. At the same time, we seek to attract and retain high performing executives of outstanding skill and capability by providing competitive compensation. Our pay-for-performance philosophy was tested in 2007, a year in which we were successful in generating record revenue and solid growth in our car rental business despite a challenging competitive environment. These achievements allowed us to meet some of our critical 2007 performance goals; however, notwithstanding these achievements our stock price declined substantially. As a result, in light of our pay-for-performance philosophy, compensation actually paid to our named executive officers (“NEOs” or “named executive officers”) for 2007 was below the compensation targeted for each officer.

For 2007, our pretax income was $198 million, excluding a goodwill impairment charge of $1.2 billion and separation charges (which positively impacted our results by $5 million), which allowed us to meet our pretax margin and return on invested capital targets. We also achieved an increase of 24% and 18%, respectively, in EBITDA for our Domestic Car Rental segment and our International Car Rental segment.

While our 2007 results allowed us to meet two of our more critical performance goals, our revenue achievement fell short of our business plan set in the beginning of 2007 and we narrowly missed our pretax earnings per share performance goal. Accordingly, our named executive officers received:

•	60% of 2007 target annual incentive awards, reflecting (1) achievement of the pretax income margin and return on invested capital goals and (2) that revenue goals were not met;

•

none of the shares that were scheduled to vest in 2008 from the performance-based equity awards granted in 2007, reflecting that the first pretax income per share hurdle established for the four-year cycle beginning in 2007 was not met; and

•	reduced 2008 equity award values as compared to 2007, due in part to the decline in our stock price.

The portion of the targeted 2007 annual incentive award that was not earned (40% of target) was comprised of the revenue component (with a 15% weighting) as discussed above and the discretionary component (with a 25% weighting). The Committee supported the CEO’s recommendation that, despite achievement of critically important margin and return on invested capital goals, it was advisable not to award a payout on the discretionary component to senior management when our stock price declined from $21.69 at December 31, 2006 to $13.00 at December 31, 2007.

Equity awards granted in 2007 were designed to contribute to our target of total direct compensation at approximately the 75th percentile of Survey Data (as defined below). In 2007, we also granted our named executive officers (other than the CEO) an above-target performance-based award (the “Supplemental Grant”). The dollar value of the 2008 equity awards granted to our named executive officers was between 5% and 40% lower than the dollar value of the 2007 equity awards, excluding the impact of the Supplemental Grant, and 35-60% lower, when the Supplemental Grant is included, for the NEOs who received a Supplemental Grant. In setting these dollar values, the Committee considered the absolute number of shares awarded as well as our commitment to limit our equity dilution.

Salaries and target annual incentives for 2007 for our named executive officers were primarily agreed to in 2006 in connection with the separation of Cendant Corporation (as we were formerly known) in which our

Company underwent a transformation that included the disposition of former businesses that together represented approximately 70% of our revenue for 2005, as then reported (the “Cendant Separation”). These salaries and target incentives were determined based on Survey Data and past practice and, in the opinion of the Committee, are reflective of our named executive officers’ skills and capabilities, strong commitment to our business, drive to add value and leadership. With limited exceptions, salaries and target annual incentives for our named executive officers have not been increased since the Cendant Separation.

For 2008, the Committee will focus on attracting, retaining and incentivizing the best possible management, which it believes is critical to the success of our business, by ensuring that our management ranks, and particularly our executive-level positions, are populated with persons possessing outstanding capabilities, strong commitment to our business and a drive to add value. At the same time, the Committee will continue its intense focus on performance balanced by an awareness of competitive practices and competing alternatives for management talent, an understanding that there can be trade-offs among various objectives and unintended consequences due to factors outside of management’s control, and a belief that discretion and judgment are required to address compensation issues appropriately.

Components and Mix of Executive Compensation

The 2007 compensation program for our named executive officers included the following components:

Pay Component	Purpose	Form of Compensation	Tie to Performance	Short vs. Long- Term	Fixed vs. Variable	Percentage of Target Total Direct Compensation(*)
Base Salary	Provide competitive compensation to attract and retain exceptional executive talent	Cash	Not performance-based; pay a competitive wage for a competitive skill set and experience	Short Term	Fixed, other than increases	CEO: 22% Other NEOs: 28%

Annual Incentives	Motivate and reward achieving or exceeding Company and management team annual goals; place a significant portion of NEOs’ pay “at risk” based on annual results	Cash	Rewards achievement of goals related to Pre-tax Income, Return on Invested Capital, and Total Revenue and individual and team goals	Short Term	Variable, based primarily on Company performance	CEO: 33% Other NEOs: 25%

Long-term Incentives (Equity)	Provide alignment with stockholder interests; reward for achievement of long-term goals and retain executive team	Restricted Stock Units Performance Stock Units	Value tied to Avis Budget stock price Rewards achievement of goals tied to Earnings Before Income Taxes Per Share and EBIT Return on Capital	Long Term	Variable, based entirely on Company performance for CEO and to lesser varying degrees for other NEOs	Restricted Stock Units: CEO: 0% Other NEOs: 26%
Performance Stock Units: CEO: 44% Other NEOs: 21%

Health, Retirement and Other Benefits	Part of our broad-based employee benefits program	Health, life insurance, disability, and retirement	Not performance- based	N/A	N/A	N/A

Executive Benefits/ Perquisites	Attract and retain top talent through industry-specific and competitive benefits and perquisites	Auto use, discounted auto insurance, personal use of company aircraft services (for our CEO, President and CFO), and financial planning services	Not performance-based	N/A	N/A	N/A

(*)	Consists of base salary, annual incentives and long-term incentives. Calculation of percentages excludes target amounts for our former Chief Accounting Officer, who, as a Senior Vice President, was compensated based on a different mix of compensation.

Setting CEO and other NEO Compensation

The Committee is responsible for the approval of compensation for all executive officers of Avis Budget, including the CEO. In 2007, we continued our 2006 engagement of a third-party compensation consultant, Organizational Concepts International, LLC (formerly known as Paycraft), to provide compensation data on the external market and information on best practices and trends in compensation practices and design in connection with the Committee’s determination of our CEO’s compensation and with respect to compensation of the other named executive officers. In 2007, members of the Committee met individually with our compensation consultant in advance of certain of the meetings of the Committee and the Committee met with the compensation consultant during each of the meetings of the Committee, including in executive session.

In the case of named executive officers (other than the CEO), the Committee works with management and our compensation consultant to create the appropriate level, performance criteria and goals, if applicable, and weighting for each compensation element. Specifically, our process is as follows:

•

Following the approval of the annual business plan by the CEO, our Chief Human Resource Officer (“CHRO”) and his staff work with our compensation consultant, our Chief Financial Officer and Chief Executive Officer to develop performance criteria and goals based on the Company’s business plan and initiatives articulated to investors.

•

Our CHRO works with our compensation consultant to compile information and recommendations for the Committee (including compiling market data, as discussed below) with respect to levels and mix for base salary, annual incentives and long-term incentives.

•

Preliminary information is reviewed with the Chairman of the Committee, and through the Chairman with other members of the Committee, to ensure that the materials are consistent with the Committee’s expectations and compensation philosophy.

•	Management, together with the compensation consultant, jointly presents the information to the Committee for consideration.

•

In some instances the Committee responds with additional direction; and in other instances the information is presented together with a recommendation that the Committee is asked to approve, which approval can be given with or without modification.

The Committee, by charter, has the ultimate right and authority to revise and/or approve recommendations of management. Recommendations as to the level of compensation for each component reflect primarily market data (as described below), position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations) and the individual’s experience level and performance in addition to other factors which are further discussed below. Recommendations and decisions related to the mix of compensation elements for 2007 reflect a review of practices of the 2007 Peer Group, which is discussed below, and are consistent both with past practice and our strategy to deliver a greater portion of total compensation through variable versus fixed compensation with a greater portion of variable compensation coming from long-term equity-based incentives, especially at higher levels in the organization.

The CEO’s compensation is determined in part based on the same process, performance criteria, goals and competitive market data as the other named executive officers. In addition, the Committee works with our compensation consultant to tie corporate goals and objectives to each component of the CEO’s compensation at the beginning of each year based upon, and consistent with, our business and strategic plans, as well as the Company’s mission and values. The Committee then evaluates our CEO’s performance against these goals and objectives as of the end of each year. The results of this performance review as well as market data and other factors such as level of experience and responsibilities, leadership, skill and contributions are used by the Committee to determine our CEO’s level and mix of compensation.

Benchmarking Executive Compensation Competitiveness

For 2007

To ensure our executive compensation program is competitive, we compare our executive pay data with that of comparable companies. Based on input from our compensation consultant and approval of the Committee, we identified the following companies as our peer group for 2007 (the “2007 Peer Group”) for benchmarking the competitiveness of certain elements of our 2007 compensation package:

Bed Bath & Beyond, Inc.	Marriott International, Inc.

Continental Airlines, Inc.	Nordstrom, Inc.

Dollar Thrifty Automotive Group, Inc.	Southwest Airlines Co.

Hertz Global Holdings, Inc.	Starwood Hotels and Resorts Worldwide

Hilton Hotels Corporation	US Airways Group, Inc.

JetBlue Airways Corporation

The 2007 Peer Group includes car rental companies and companies outside of the car rental industry due to the small number of publicly held car rental companies. Companies of similar revenue size to Avis Budget in the airline, hospitality and specialty retail industries were chosen because of common characteristics. Like Avis Budget, these companies tend to be capital intensive, to have a heavy emphasis on customer service, to maintain a highly competitive pricing structure, to have significant labor costs as a percentage of overall costs, and to operate a multiple-outlet business model. The 2007 Peer Group was analyzed for comparison of certain components of the 2007 compensation and benefits package, particularly with respect to the type of equity vehicle to be used for the long-term incentive awards, perquisites and stock ownership guidelines.

Recognizing that our executives have opportunities available to them in a range of industries, in 2007 we also relied, with the concurrence of our compensation consultant, on various sources of compensation and benefits survey data for benchmarking our NEO compensation, particularly with respect to total cash compensation and the aggregate amount of total direct compensation (described below). In order to compare ourselves to the broadest set of general industry market data available, we employed widely-used survey data from consulting firms such as Hewitt Associates, LLC, Mercer Human Resource Consulting and Towers Perrin HR Services for companies that have (a) revenue comparable to ours or (b) for our Chief Human Resource Officer, a workforce comparable in size to ours (the “Survey Data”). We also reviewed survey data from these consulting firms for companies that have a capital structure similar to ours. The Survey Data represent data for over 1,000 companies sized according to revenue, assets and number of employees. While the Survey Data include a general list of participating companies, the survey provides information on a “no-names” basis—i.e., for each position comparison, it does not identify by name which companies are comparable in revenue size to our company, and thus we are unable to list the benchmark companies that are included in the Survey Data.

Our objective is to deliver a greater portion of total compensation through variable versus fixed compensation with a greater portion of variable compensation coming from long-term equity-based incentives, especially at the highest levels in the organization. In 2007, we targeted executive compensation that was designed to deliver over time, upon attainment of challenging performance goals, total cash compensation (base salary plus annual cash incentives) at approximately the 50th percentile and total direct compensation (total cash compensation plus the grant date value of long-term equity-based incentives) at approximately the 75th percentile of the Survey Data. Given our variable compensation focus, we targeted the 75th percentile for total direct compensation in 2007 to provide significant incentive for the achievement of business goals and the creation of shareholder value. While we did not target specific percentiles for base salaries, annual cash incentives or equity based incentives individually, we do consider the Survey Data for each element to ensure reasonable comparability. We also considered data from the 2007 Peer Group with respect to base salaries, annual cash incentives and equity based incentives; however, we did not target specified percentiles within the 2007 Peer Group with respect to the level of any components of our executive compensation. Benchmarking, however, was just one factor considered in setting executive compensation for 2007.

For 2008

In December 2007, the Committee retained Watson Wyatt & Company, a compensation consulting firm, to work with the Committee and the Company as an advisor on executive and key employee compensation matters, including pay competitiveness and executive program plan design. The consultant reports to, and is directed by, the Committee. Watson Wyatt replaced Organizational Concepts International, our 2007 compensation consultant.

With the assistance of Watson Wyatt, at the beginning of 2008 the Committee reviewed the 2007 Peer Group. Based on a comprehensive review, Avis Budget adopted a peer group for 2008 consisting of the following companies (the “2008 Peer Group”):

Alaska Air Group, Inc.	Ryder System, Inc.

Continental Airlines, Inc.	SkyWest, Inc.

Dollar Thrifty Automotive Group, Inc.	Southwest Airlines Co.

Hertz Global Holdings, Inc.	Starwood Hotels & Resorts Worldwide

JetBlue Airways Corporation	US Airways Group, Inc.

Officemax Incorporated	Wyndham Worldwide Corporation

Pitney Bowes Inc.	YRC Worldwide Inc.

Royal Caribbean Cruises Ltd.

Given that there is an insufficient number of public companies in the car rental sector to establish a sufficiently large peer group, this peer group was selected to supplement the two U.S.-based publicly traded car rental companies with additional companies based on the following criteria: company size, with revenue and employee size as the primary factors and market capitalization as an additional consideration; business similarities (e.g., travel-related or logistics-oriented); and similar business complexities (i.e., similar business issues). Other considerations included that more than half of our revenues result from business-to-business agreements, as well as our total assets and focus on logistics. To arrive at the 2008 Peer Group, certain of the 2007 Peer Group companies were eliminated and certain other companies were added. For example, we eliminated the 2007 Peer Group retail companies because it was determined that these retailers did not generate the same level of business-to-business revenue we do or possess business complexities that are similar to ours. Pitney Bowes and YRC Worldwide were added based on their focus on logistics, business-to-business activities, size and assets. The Committee expects to review the peer group each year to ensure that the component companies are still public and continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion in our peer group.

In 2008, we will continue to target executive compensation that is designed to deliver over time, upon achievement of challenging performance goals, total cash compensation at approximately the 50th percentile and total direct compensation at approximately the 75th percentile of the Survey Data; however, in 2008 we will also place more weight on peer group compensation data than we did in 2007 to determine the target level of total cash compensation and total direct compensation. Benchmarking, however, will remain just one factor in setting executive compensation for 2008.

Analysis of 2007 Pay Decisions

Base Salaries

The salaries of our NEOs were reviewed in first quarter 2007 and pay decisions are shown in the table below. The Committee supported the Chief Executive Officer’s recommendation to maintain his base salary, as well as salaries of our President and our CFO, at the 2006 level, principally because such salaries had been adjusted in 2006 to reflect either a change in position scope as a result of, or the assumption of public company responsibilities in connection with, the Cendant Separation. The Committee believed the salaries were appropriate for 2007 as:

•	the salaries were consistent with the minimum provided for in the employment agreements for these officers; and

•	a review of the Survey Data discussed above suggested they were market competitive.

For our CFO, the Committee also considered the size and complexity of our balance sheet and capital structure, with average assets over the course of 2007 of $14 billion and average debt of $8 billion and highly structured vehicle financing programs to support our business.

At the recommendation of management, the Committee approved 2007 base salary increases for the other NEOs taking into consideration the following factors:

•	the average increase to be awarded to other employees of the Company;

•	an evaluation of the Survey Data;

•	for our Chief Human Resource Officer, the added dimension of the size and complexity of our workforce, which is decentralized with more than 30,000 employees, who are both union and non-union; and

•	for our EVP, Operations, the fact that he had been hired, and his salary was negotiated, in September 2006.

Name and Position	2006 Base Salary	2007 Base Salary	% Increase
Chief Executive Officer	$1,000,000	$1,000,000	0%
President	$700,000	$700,000	0%
Chief Financial Officer	$525,000	$525,000	0%
Executive Vice President, Operations	$370,000	$380,030	2.71%
Chief Human Resource Officer	$350,000	$362,250	3.5%
Former Chief Accounting Officer	$315,000	$326,025	3.5%

Annual Incentive Awards

Each of our NEOs was eligible to earn an annual performance incentive under the 2007 Management Incentive Plan (“2007 MIP”). In first quarter 2007, in connection with the Board’s review of our 2007 business plan, the Committee reviewed and approved Pre-tax Margin, Return on Invested Capital and Revenue as the appropriate performance criteria to measure levels of incentive payout under the 2007 MIP. Our business plan for 2007 was driven by revenue growth and pretax income growth as a result of revenue growth and a reduction in, or moderation of, operating expenses other than fleet costs. At the same time, the Committee approved performance targets for the MIP that were consistent with the measures and targets that were implied by the business plan. Performance targets for the MIP were set at a level where the Committee and its compensation consultant believed that it was more likely than not that they would be achieved. By utilizing these measures, we believe the 2007 MIP emphasized the importance of balancing growth and profitability. The MIP also included a discretionary component to allow the Committee to consider the individual performance of each executive and/or the collective performance of the senior leadership team, which includes our named executive officers, that contributes to the achievement of the Company’s financial and/or operational performance as well as other external factors. Similar to the company financial goals, individual goals for the discretionary component were established for each executive at the beginning of 2007. To determine whether these goals are met, our Chief Executive Officer (and with respect to our EVP, Operations, our

President) annually reviews the performance of each named executive officer against these goals and the collective performance of the senior leadership team and considers the environment in which the Company operated during the preceding year. Based on these conclusions, a recommendation is submitted to the Committee for consideration and approval regarding the discretionary component.

At the same time that the Committee approved the financial measures and performance targets required to achieve specified levels of incentive payouts, the Committee established levels of incentive payout opportunity for each NEO, expressed as a percentage of base salary earned. For our CEO, our President and our CFO, the Committee looked primarily to the employment agreement for such officer to establish the target payout as a percentage of base salary. For the other named executive officers, the Committee considered past practice, the Survey Data as well as an internal review of position scope to determine the target incentive opportunity.

The actual 2007 payout for each of our named executive officers was equal to 60% of such officer’s incentive target. The payout reflects Company-wide performance against the four components of the 2007 MIP as follows: 100% payout with respect to Pre-tax Margin (30% weighting), 100% payout with respect to Return on Invested Capital (ROIC) (30% weighting), 0% payout with respect to Total Revenue (15% weighting), and 0% payout with respect to the Discretionary component (25% weighting). The Company’s performance on the revenue component fell short of target primarily due to leisure pricing pressures in the car rental industry, which were more intense during 2007 than we had anticipated when the targets were set. Despite the pressures impacting pricing and revenue growth, the Company achieved its goals with respect to Pre-tax Margin and Return on Invested Capital, which reflects management’s focus on cost efficiencies and execution of key strategic initiatives, including expansion of ancillary revenues, growth of our off-airport business, and the launch of our Performance Excellence initiative, in a challenging competitive environment. The Committee supported the CEO’s recommendation that, despite achievement of critically important margin and return on invested capital goals, it was inappropriate to award a payout on the discretionary component to senior management in a year when the market price of the Company’s common stock declined substantially. The percentage payouts for each component other than the discretionary component reflect the Company’s results, adjusted to exclude certain items (primarily the non-cash goodwill impairment charge recorded in fourth quarter 2007), versus threshold and target levels.

The 2007 MIP is summarized in the table below:

Financial Measure	Weighting	Percent of Goal Achievement	Component Payout	Actual Component Payout
Pre-Tax Margin (pretax income excluding any separation, restructuring or unusual items, divided by revenue)	30%	92% (threshold) 100% (target) 108% (max)	50% 100% 150%	100%

Return on Invested Capital (pre-tax income excluding any separation, restructuring or unusual items, plus gross interest expense divided by average stockholders’ equity plus corporate debt)	30%	94% (threshold) 100% (target) 106% (max)	50% 100% 150%	100%

Total Revenue	15%	96% (threshold) 100% (target) 104% (max)	50% 100% 150%	0%

Discretionary Component	25%	Discretionary	0-150%	0%

The table below shows the target payout opportunities and fiscal year 2007 actual payouts for the NEOs:

	2007 Base Salary Earned ($)	Annual Incentive Targets (% of Salary)	Annual Incentive Targets ($)	FY 07 Actual Annual Incentive Award as a % of Target	FY07 Actual Annual Incentive Award ($)
Chief Executive Officer	1,000,000	150%	1,500,000	60	900,000
President	700,000	100%	700,000	60	420,000
Chief Financial Officer	525,000	100%	525,000	60	315,000
EVP, Operations	378,101	75%	283,575	60	170,146
Chief Human Resource Officer	359,894	75%	269,920	60	161,952
Former Chief Accounting Officer	326,025	45%	146,713	N/A	N/A

Total Cash Compensation

Based on our competitive analyses, we determined actual total cash compensation for 2007 for our named executive officers was below our target of the 50th percentile of the Survey Data due primarily to the lower actual annual incentive payout versus the target level.

Long-term Incentive

The Long-term Incentive Plan is designed to link executive rewards with stockholder value over time as well as to promote long-term retention. Prior years’ grants have included stock-settled stock appreciation rights (“SSARs”), performance-based and time-based restricted stock units (“RSUs”) and, prior to the Cendant Separation, stock options.

For our CEO, the 2007 award consisted entirely of performance-based RSUs (“PSUs”), whereas for the other NEOs, the award consisted of a mix of PSUs and time-based RSUs to reflect the NEOs’ relative decision- making authority and their consequent ability to impact the Company’s performance. The rationale for this mix is described below. The vesting of the PSUs is subject to the attainment of pre-established annual financial performance goals based on earnings before income taxes per share and EBIT return on capital over a four year period starting on January 1, 2007 and ending December 31, 2010. The financial measures were selected based on the Company’s long-term strategy for profitability, margin enhancement and earnings per share growth. Targets were set at a level where the Committee and its compensation consultant believed that it was more likely than not that they would be achieved.

The executive officers, other than the CEO and former Chief Accounting Officer, also received a Supplemental Executive Grant of PSUs (the “Supplemental Grant”) that vest solely based on EBITDA Margin attainment. The Supplemental Grant was designed to incentivize these executives to achieve the important corporate initiative of margin improvement announced in 2007. In light of long-term incentive awards received by our CEO in 2006 in connection with the Cendant Separation, our CEO did not receive a Supplemental Grant.

The 2007 long-term incentive awards are shown in the table below:

Type of Award	Executives Receiving Award	Weight	Number of Share Units Granted	Vesting
Performance-Based PSUs	CEO	100%	77,399	25% per year based on achievement of annual goals for both Earnings Before Income Taxes Per Share and EBIT Return on Capital.* There is an opportunity to “catch-up” over the four-year period ending 12/31/10 if performance criteria are not achieved with respect to a given prior year.
	President	35%	34,830
	CFO	35%	23,220
	EVP, Operations	20%	6,966
	CHRO	20%	6,966
	Former Chief Accounting Officer	30%	3,483

Time-Based RSUs	CEO	0%	—	25% per year, subject to continued employment.
	President	35%	34,830
	CFO	35%	23,220
	EVP, Operations	50%	16,254
	CHRO	50%	16,254
	Former Chief Accounting Officer	70%	8,127

Supplemental Grant	CEO	0%	—	100% if EBITDA Margin** goals are met by 12/31/08; 50% if met by 12/31/09; 0% if not met by 12/31/09.
	President	30%	29,025
	CFO	30%	19,350
	EVP, Operations	30%	9,675
	CHRO	30%	9,675
	Former Chief Accounting Officer	0%	—

*	Earnings Before Income Taxes Per Share is defined as pretax income excluding any separation, restructuring or unusual items, divided by the average number of shares outstanding during each year of the performance period issued and outstanding. EBIT Return on Capital is defined as pretax income plus gross interest expense (adjusted to exclude separation, restructuring or unusual items) divided by our average shareholders’ equity plus our average corporate debt.
**	EBITDA Margin is defined as the sum of EBITDA (as defined in our 2007 Form 10-K) for each of our segments, excluding any separation, restructuring or unusual items, divided by our total revenue, subject to adjustment in the event of significant changes in the composition and/or capitalization of the Company or in the event of significant changes in accounting.

The Committee approved the total dollar amount of long-term incentives to be granted, individual grants to employees, and the type of equity to be granted. The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to employees to effect retention goals, potential dilution from equity plans and projected expense balanced with the value delivered to employees. Based on an analysis of these factors, the Committee determined that for 2007, except for our CEO (who received 100% PSUs), a mix of performance-based RSUs and time-based RSUs would:

•	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company;

•	provide an effective balance between aligning long-term rewards with the Company’s performance;

•	maximize retention of key employees over the long term; and

•	meet our commitment with respect to equity dilution (as described below in the section titled “Equity Dilution”).

To determine the amount of long-term incentive plan grants for our NEOs, the Committee relied primarily on Survey Data and past practice; however, with respect to our EVP, Operations, the Committee also considered position scope and compensation received at his prior place of employment. For our CFO, the Committee also took into consideration the size and complexity of our balance sheet and capital structure, and for our Chief Human Resource Officer, the Committee also took into consideration the size and complexity of our workforce.

In 2008, no interim vesting of the performance-based equity awards granted in 2007 occurred reflecting that while the annual pretax income margin targets for 2007 were achieved, the 2007 long-term pretax income per share targets established for the first year of the four-year cycle beginning in 2007 were not. Such vesting may occur in future years if we meet the catch-up requirements.

Total Direct Compensation

Based on our competitive analysis, we determined that actual total direct compensation for 2007 for our named executive officers was below our target of the 75th percentile of Survey Data.

2008 Decisions

In 2008, the Committee approved a grant of incentive awards to the NEOs consistent in composition with the 2007 long-term incentive awards; however, given our stock price at the time of the 2008 annual grant, an award of comparable value to the 2007 award would have required a substantially greater number of shares. Consequently, the Committee supported the CEO’s recommendation to reduce the NEO grant values compared to the 2007 awards by 25% for the CEO and 5-40% for the other NEOs, excluding the impact of the Supplemental Grant, and 35-60% including the impact of the Supplemental Grant.

In 2008, the Committee also approved the annual incentives for the NEOs. The financial measures and level of incentive payout opportunity, expressed as a percentage of base salary earned, are consistent with the 2007 MIP. Performance targets were set to reflect growth in revenue and pretax income compared to 2007. In 2008, there were no changes to base salary, except that the Committee increased base salary for our EVP, Operations and CHRO to $420,000 and $375,000, respectively, following its annual review of Survey Data and the data for the 2008 Peer Group.

For 2008, the Committee also approved a performance-based additional cash plan (the “Strategic Initiative Plan”), which is designed to deliver additional cash compensation for 2008 to our named executive officers upon achievement of our most critical areas of strategic business opportunity, as disclosed to our investors. Accordingly, the performance measures for the Strategic Initiative Plan are: achieving pretax savings of $40 million from our Performance Excellence initiative, which is a process improvement initiative; increasing our Where2 GPS unit take rate; increasing ancillary revenue; reducing operating costs; accelerating our revenue growth; increasing our insurance replacement business; achieving cost savings from our fleet optimization system; and generating free cash flow generation equal to 85% of pretax income.

Equity Dilution

In 2007, the Board of Directors committed to our stockholders that over the next three fiscal years (commencing on January 1, 2007), it would not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors at an average rate greater than 2.31% of the number of shares of our common stock that we believe would be outstanding over that three year-period. For purposes of calculating the number of shares granted in a year, stock awards will count as equivalent to (1) 1.5 shares, if our annual stock price volatility is 53% or higher, (2) two shares if our annual stock price volatility is between 25% and 52%, and (3) four shares if our annual stock price volatility is less than 25%. For 2007, our equity dilution rate was less than 2.31%, assuming a stock price volatility of between 25% and 52%. As discussed above, as a result of this commitment, the dollar value of the 2008 equity awards granted to our named executive officers was lower than the dollar value of the 2007 equity awards.

Policy Related to Equity Awards

Our practice is to grant long-term incentive awards at pre-established meetings of the Compensation Committee. The annual grant, which includes the annual grants to all of the NEOs, is typically approved on the date of the first regularly scheduled Compensation Committee meeting each year. Grants are also approved at each of the other pre-established Compensation Committee meetings for grants made to executives hired or promoted since the prior meeting. In connection with valuing the grants of equity awards, it is our policy to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our stock on the date the Compensation Committee approves the equity grant except in circumstances where, upon the advice of counsel, our Compensation Committee determines that a different date should be used, in which case the Compensation Committee, upon advice of counsel, will determine that date.

Executive Stock Ownership Guidelines

Executive stock ownership guidelines for Avis Budget require senior officers to acquire and hold designated levels of Avis Budget common stock. Under these guidelines the CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50%, of the net shares (net of exercise price and taxes) obtained upon the exercise of stock options or stock appreciation rights or the vesting of restricted stock awards until reaching specified ownership thresholds of four times base salary for our CEO, two times base salary for our President and our CFO, and one times base salary for all other NEOs. Given the mandatory hold provision until thresholds are obtained, we do not have a deadline for achieving those thresholds. Stock ownership is defined to include stock owned by the executive directly (due to personal purchases of stock in the open market), stock owned indirectly through the Company’s savings plan, unrestricted (i.e., vested) stock awards or units, and the “in-the-money” value of vested stock options and stock appreciation rights. Following attainment of ownership thresholds, our NEOs will be required, for a period of one year, to hold 50% of the net shares obtained upon the exercise or vesting of any equity award.

As of December 31, 2007, based on our closing stock price on that date of $13.00, our NEOs had achieved varying levels of stock ownership against the thresholds provided in our guidelines, with our CEO having achieved the highest level at 35% of the threshold applicable to him under the guidelines. This level of achievement was obtained in part due to our CEO’s investment of $1 million in Avis Budget common stock purchased in the open market in November 2007.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team particularly in light of the Cendant Separation, we entered into an employment agreement with each of our current CEO; President; and CFO in 2006 in connection with the completion of the Cendant Separation. These agreements allowed us, among other things, to obtain post-employment non-competition covenants from these executive officers. A detailed description of these employment agreements is set forth under the heading “Employment Agreements and Other Arrangements”.

We consider it essential to the best interests of our stockholders to foster the continued employment of key management personnel. Thus, we have also entered into severance agreements with our two currently employed NEOs who do not have written employment agreements. In these agreements, the Company seeks to provide appropriate protections to members of management that are consistent with prevailing market practices.

The benefits that would be received by our currently employed NEOs in the event of termination without cause or a change in control are set forth under the heading “Termination, Severance and Change of Control Arrangements”.

Perquisites and Benefits

Avis Budget provides perquisites to its executives that are typical of those provided to executives in the 2007 Peer Group. Our perquisites currently consist primarily of financial planning services, auto use, discounted auto insurance for up to four additional vehicles for our CEO and two vehicles for our other NEOs, and personal use of company aircraft services (limited to our CEO, our President and our CFO). We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits our ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other named executive officers (the “covered NEOs”). This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” We aim to design the performance-based compensation we pay to our named executive officers so that it will satisfy the requirements for deductibility under section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. For this reason, some compensation may exceed the limitations or not meet the requirements for deductibility under section 162(m).

Base salary for each of our NEOs does not exceed $1 million; accordingly, salaries for 2007 and 2008 are expected to be deductible. However, since the 2007 annual incentives and performance-based equity awards were granted under Cendant plans and programs that did not meet the requirements for deductibility under section 162(m), we do not expect that our performance-based long-term incentives and annual incentives granted in 2007 for the covered NEOs will qualify for the “performance-based” exception described above. In May 2007, we obtained stockholder approval for a new equity and incentive plan. Accordingly, we are working toward structuring compensation for the covered NEOs, consisting of performance-based long-term incentives and annual incentives (other than any discretionary component), awarded in 2008 and future years under this plan to qualify for the “performance-based” exception.

COMPENSATION COMMITTEE REPORT

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Leonard S. Coleman

Lynn Krominga

Summary Compensation Table

Name and Principal Position(a)	Year	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	Non-Equity Incentive Plan Compensation ($)(f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(g)	All Other Comp ($)(h)	Total ($)
Nelson, Ronald L. Chairman & Chief Executive Officer, Avis Budget/Former President and Chief Financial Officer, Cendant	2007 2006	1,000,000 862,981	0 4,491,667	974,359 6,381,172	662,500 400,000	900,000 0	0 0	246,116 3,165,418	3,782,975 15,301,238

Wyshner, David B. Executive Vice President and Chief Financial Officer	2007 2006	525,000 491,346	0 793,681	943,590 1,364,874	153,846 102,564	315,000 0	0 0	124,695 89,728	2,062,131 2,842,193

Salerno, F. Robert President & Chief Operating Officer	2007 2006	700,000 660,871	0 330,435	1,492,308 1,961,443	307,692 205,128	420,000 0	6,080 10,353	103,046 90,778	3,029,126 3,259,008

Servodidio, Mark J. Executive Vice President & Chief Human Resource Officer	2007 2006	359,894 333,167	0 172,341	376,794 667,562	0 0	161,952 0	0 0	51,584 35,814	950,224 1,208,884

De Shon, Larry D. Executive Vice President, Operations	2007 2006	378,101 92,500	0 34,688	276,794 22,514	0 0	170,146 0	0 0	84,607 16,205	909,648 165,907

McClain, John T. Former Senior Vice President and Chief Accounting Officer	2007 2006	173,433 313,154	0 315,977	50,000 574,246	0 0	0 0	0 0	969,475 48,539	1,192,908 1,251,916

(a)	In 2006, prior to the completion of the Cendant Separation, Mr. Nelson served as the President and Chief Financial Officer and a Director of Cendant and the other NEOs (other than Mr. De Shon, who was hired following completion of the Cendant Separation) served in various other capacities at Cendant and/or its vehicle rental business. Mr. McClain resigned from Avis Budget Group in 2007.
(b)	Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan as follows for 2006 and 2007, respectively: Mr. Nelson, $51,779 and $60,000; Mr. Wyshner, $29,481 and $31,500; Mr. Salerno, $39,652 and $42,000; Mr. Servodidio, $11,000 and $15,500; Mr. De Shon, $5,692 and $15,500; and Mr. McClain, $18,789 and $8,901.
(c)	Bonus amounts for 2006 were comprised of discretionary payouts equal to 25% of target for Mr. Nelson and 50% of target for our other named executive officers. Amounts presented for Mr. Nelson, Mr. Wyshner, Mr. Servodidio and Mr. McClain also include special bonuses for their roles in the execution of the transactions necessary to complete the Cendant Separation and/or the assumption of additional duties related to the vehicle rental business while continuing their Cendant responsibilities and, in Mr. Nelson’s case, acting as Chief Executive Officer of Cendant’s Travelport businesses until May 2006. These special bonuses totaled $4,000,000 for Mr. Nelson, $500,000 for Mr. Wyshner, $200,000 for Mr. McClain and $60,000 for Mr. Servodidio. Bonus amounts also include deferrals under the Company’s Deferred Compensation Plan as follows: Mr. Nelson, $197,717; Mr. Salerno, $19,826; Mr. Wyshner, $14,740; Mr. McClain, $3,959; and Mr. Servodidio, $10,340. The bonus amount also includes a special bonus of $96,233 for Mr. Nelson paid in the first quarter of 2006 under the Executive Officer Supplemental Life Insurance Program. This program was eliminated, effective January 1, 2007. Bonus amounts for 2006 also include a discretionary cash payment of $48,008 for Mr. Wyshner and $50,000 for Mr. McClain. There were no discretionary bonus payments made for 2007.
(d)	Represents the amount expensed in connection with stock awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS No. 123R). Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Form 10-K.
(e)	Represents the amount expensed in connection with option awards under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Form 10-K.
(f)	Represents amounts earned pursuant to the 2007 Management Incentive Plan, which is discussed in the Compensation Discussion and Analysis. Also includes deferrals under the Company’s Deferred Compensation Plan as follows: Mr. Nelson, $450,000; Mr. Wyshner, $18,900; Mr. De Shon, $10,209; and Mr. Servodidio, $9,717.

(g)	For Mr. Salerno, the reported change in pension value during the year represents the sum of the increased value accumulated in the Avis Rent A Car System Pension Plan and the Avis Rent A Car System Retirement Equalization Benefit Plan. Avis froze its qualified and non-qualified benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Please see the Pension Benefits Table below for further information regarding these plans.
(h)	All Other Compensation includes the personal benefits and perquisites presented in the tables below.

All Other Compensation Table

Name	Year	Tax Reimbursements ($)(a)	Deferred Compensation Plan Contributions ($)(b)	Medical Expense Reimbursement Plan ($)(c)	Severance and Other Benefits ($)(d)	Perquisites ($)(e)	Total All Other Compensation ($)
Mr. Nelson	2007 2006	17,191 13,074	114,000 75,505	N/A 4,800	N/A 3,000,000	114,925 72,039	246,116 3,165,418

Mr. Wyshner	2007 2006	9,324 12,762	50,400 44,221	N/A 720	N/A N/A	64,971 32,025	124,695 89,728

Mr. Salerno	2007 2006	10,147 1,999	42,000 59,478	N/A 720	N/A N/A	50,899 28,581	103,046 90,778

Mr. Servodidio	2007 2006	7,187 755	23,217 21,340	N/A 720	N/A N/A	21,180 12,999	51,584 35,814

Mr. De Shon	2007 2006	17,987 3,705	10,209 0	N/A N/A	37,131 11,000	19,280 1,500	84,607 16,205

Mr. McClain	2007 2006	4,504 5,690	8,901 22,748	N/A 720	945,858 N/A	10,212 19,381	969,475 48,539

(a)	Represents tax payments made on behalf of each NEO relating to the provision of financial services disclosed in footnote (b) to the Perquisites Table below for 2006 and 2007, respectively, for Mr. Nelson, $7,384 and $7,375; Mr. Salerno, $1,900 (2006 only); Mr. Wyshner, $1,619 and $1,197; Mr. Servodidio, $674 and $913; Mr. De Shon $694 (2007 only); and Mr. McClain $644 and $422. Also includes tax payments relating to the Company-provided car disclosed in footnote (c) to the Perquisites Table below for 2006 and 2007, respectively, for Mr. Nelson, $5,615 and $9,816; Mr. Wyshner, $11,076 and $8,127; Mr. Salerno, $10,147 (2007 only); Mr. Servodidio, $6,274 (2007 only); Mr. De Shon, $6,262 (2007 only); and Mr. McClain, $4,965 and $4,082. The 2006 total tax reimbursements for each of the NEOs also include tax payments for nominal company gifts. For Mr. De Shon, the amount also includes tax payments relating to relocation services provided of $3,705 and $11,031 in 2006 and 2007, respectively.
(b)	Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our officers selected by our Compensation Committee. Under this plan, participants are permitted to defer compensation under the terms of the plan as approved by the Compensation Committee. For Mr. Servodidio, the defined contribution plan match contributions include $11,000 and $13,500 of match under the qualified company-sponsored 401(k) saving plan for 2006 and 2007, respectively.
(c)	The Medical Expenses Reimbursement Plan (MERP) is an employer plan that reimburses a select group of executives for medical expenses related to an annual physical examination, up to a $750 annual maximum, directly from employer funds. For the 2006 plan year, Mr. Salerno, Mr. Wyshner, Mr. McClain and Mr. Servodidio were the NEOs eligible for the MERP. The VIP Medical Expense Reimbursement Plan (“VIP MERP”) is an employer plan that reimburses a select group of senior executives (and their dependents) for previously unreimbursed medical expenses, up to a $7,500 annual maximum, through a policy of health or accident insurance. For the 2006 plan year, Mr. Nelson was the only NEO eligible for the VIP MERP. Both plans were eliminated effective January 1, 2007.
(d)	For Mr. Nelson, amount includes $3,000,000 paid pursuant to agreements between Mr. Nelson and Realogy, Wyndham Worldwide and Travelport which contained non-competition covenants. Amounts for Mr. De Shon represent relocation costs and amounts for Mr. McClain represent severance payments made in connection with his resignation from the Company. For more information regarding Mr. McClain’s severance payments, please see “Employment Agreements and Other Arrangements—John T. McClain.”
(e)	Represents the perquisites presented in the table below.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Charitable Contributions ($)(d)	Total Perquisites ($)(e)
Mr. Nelson	2007 2006	80,937 32,137	10,000 10,000	18,988 19,780	5,000 10,000	114,925 72,039

Mr. Wyshner	2007 2006	34,888 0	9,380 9,250	20,703 22,603	N/A N/A	64,971 32,025

Mr. Salerno	2007 2006	29,932 12,637	1,200 9,750	19,767 6,000	N/A N/A	50,899 28,581

Mr. Servodidio	2007 2006	N/A N/A	8,430 6,790	12,750 6,000	N/A N/A	21,180 12,999

Mr. De Shon	2007 2006	N/A N/A	6,530 0	12,750 1,500	N/A N/A	19,280 1,500

Mr. McClain	2007 2006	N/A N/A	4,435 6,513	5,777 12,659	N/A N/A	10,212 19,381

(a)	Prior to the completion of the Cendant Separation, represents personal use of the Cendant company aircraft calculated based on the incremental cost to the Company for fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and similar variables costs. Since the aircraft was used primarily for business travel, fixed costs that do not change based on usage, such as crew salaries, the purchase costs for the company aircraft, and the cost of maintenance not related to personal trips were not included. Only Mr. Nelson used the Cendant company aircraft prior to completion of the Cendant Separation.

Following completion of the Cendant Separation, Avis Budget replaced the company aircraft with leased jet services. Under the revised Company Aircraft Policy, our CEO may use the leased jet services for personal use for a maximum of 16 hours per year (or 48 hours during the period commencing August 2006 through August 2009). Our President and our Chief Financial Officer may also use the leased jet services for personal use, at the discretion of our CEO, for a maximum of 10 hours per year (or 30 hours from the period commencing August 2006 through August 2009). The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight specific direct operating costs such as standard fuel, maintenance, repairs, catering, and miscellaneous fees such as variable fuel surcharge as applicable, international fees for travel outside the U.S., and a 7.5% Federal excise tax. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance, and services support are not included. In 2007, Mr. Nelson used the corporate aircraft for personal use for an aggregate of 20 hours at an average incremental cost of $4,047 per hour; Mr. Salerno used the corporate aircraft for personal use for an aggregate of nine hours at an average incremental cost of $3,326 per hour; and Mr. Wyshner used the corporate aircraft for personal use for an aggregate of 10 hours at an average incremental cost of $3,489 per hour.

(b)	For Mr. Nelson, represents reimbursement for financial services provided by an approved vendor up to a maximum annual reimbursement of $10,000. For the other NEOs, represents the actual costs we incurred for financial services including tax return preparation, financial planning and estate planning.
(c)	Represents the cost of a Company-provided car.
(d)	Represents discretionary matching contributions made by The Avis Budget Charitable Foundation.
(e)	Includes cost to the Company for a nominal company gift.

Grants of Plan-Based Awards Table

Name*	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
Mr. Nelson	3/6/07	1/31/07	562,500	1,500,000	2,250,000	N/A	77,399	N/A				2,000,000

Mr. Wyshner	3/6/07	1/31/07	196,875	525,000	787,500				23,220			600,000
	3/6/07	1/31/07				N/A	23,220	N/A				600,000
	3/6/07	1/31/07				N/A	19,350	N/A				500,000

Mr. Salerno	3/6/07	1/31/07	262,500	700,000	1,050,000				34,830			900,000
	3/6/07	1/31/07				N/A	34,830	N/A				900,000
	3/6/07	1/31/07				N/A	29,025	N/A				750,000

Mr. Servodidio	3/6/07	1/31/07	101,220	269,921	404,881				16,254			420,000
	3/6/07	1/31/07				N/A	6,966	N/A				180,000
	3/6/07	1/31/07				N/A	9,675	N/A				250,000

Mr. De Shon	3/6/07	1/31/07	106,341	283,576	425,364				16,254			420,000
	3/6/07	1/31/07					6,966	N/A				180,000
	3/6/07	1/31/07				N/A	9,675	N/A				250,000

Mr. McClain	3/6/07	1/31/07	54,660	145,759	218,639				8,127			210,000
	3/6/07	1/31/07				N/A	3,483	N/A				90,000

(a)	A discussion of 2007 annual performance bonuses is included in the Compensation Discussion and Analysis. The amounts earned for 2007 performance bonuses are set forth in the Summary Compensation Table.
(b)	Represents awards of performance-based restricted stock units (“PSUs”). Information regarding these awards, including the applicable performance criteria and vesting terms, is included in the Compensation Discussion and Analysis. The number of PSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was three trading days following the filing of our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”).
(c)	Represents awards of time-vested RSUs which vest in equal installments on each of the first four anniversaries of March 6, 2007, subject to continued employment. The number of RSUs granted to each eligible employee was determined by dividing the award amount by the closing price of our stock on the date of grant, which was three trading days following the filing of our 2006 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End Table

NAME	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Options Exercise Price ($)(c)	Options Expiration Date(d)	Number of Shares Or Units of Stock that Have Not Vested (#)(e)	Market Value of Shares Or Units of Stock that Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)(g)
Mr. Nelson								200,350	2,604,550
Mr. Nelson	104,249			18.8163	4/14/2013
Mr. Nelson	84,269	252,810		24.40	8/1/2013
Mr. Wyshner						84,696	1,101,048	63,062	819,806
Mr. Wyshner	15,637			26.2536	2/10/2009
Mr. Wyshner	11,467			31.792	1/13/2010
Mr. Wyshner	170			13.5404	1/3/2011
Mr. Wyshner	13,511			27.4044	1/22/2012
Mr. Wyshner	2,871			33.2593	6/3/2014
Mr. Wyshner	3,104			30.0385	4/26/2015
Mr. Wyshner		54,348		24.40	8/1/2013
Mr. Salerno						127,044	1,651,572	104,839	1,362,907
Mr. Salerno	18,244			18.845	3/1/2011
Mr. Salerno	36,487			27.4044	1/22/2012
Mr. Salerno		108,696		24.40	8/1/2013
Mr. Servodidio						46,992	610,896	16,641	216,333
Mr. Servodidio	4,222			22.9938	4/19/2011
Mr. Servodidio	5,004			27.4044	1/22/2012
Mr. De Shon						35,634	463,242	16,641	216,333
Mr. McClain(h)	15,637			25.8040	9/27/2009
Mr. McClain	7,819			31.792	1/13/2010
Mr. McClain	1,433			13.5404	7/13/2010
Mr. McClain	7,506			27.4044	7/13/2010

(a)	Represents fully vested currently exercisable stock options. As a result of the Cendant Separation, the Cendant Compensation Committee approved the accelerated vesting of all outstanding stock options following the spin-offs of Wyndham and Realogy. For Mr. Nelson, includes 84,269 SSARs, which vested during 2007.
(b)	Represents SSARs which for Mr. Nelson vest in equal installments on each of the first four anniversaries of July 31, 2006, subject to continued employment. The SSARs for Messrs. Salerno and Wyshner vest on July 31, 2009, subject to continued employment.
(c)	Represents the fair-market value on the date of the grant as approved by the Cendant Compensation Committee. The original price was adjusted in 2005 on the date of the PHH spin-off and in 2006 on the date of the Realogy and Wyndham spin-offs. The price was then subsequently adjusted in connection with the 1-for-10 reverse stock split of Avis Budget common stock in September 2006.
(d)	Represents the expiration date of the stock option grant, subject to continued employment.
(e)	Represents awards of time-vested RSUs, which vest in four equal installments, subject to continued employment.
(f)	Values are based on the closing price of our common stock on December 31, 2007 of $13.00.
(g)	Represents 122,951, 20,492 and 40,984 outstanding PSUs granted to Mr. Nelson, Mr. Wyshner and Mr. Salerno, respectively, in 2006; and 77,399, 42,570, 63,855, 16,641 and 16,641 outstanding PSUs granted to Messrs. Nelson, Wyshner, Salerno, Servodidio and De Shon, respectively, in 2007. For additional information regarding the outstanding PSUs granted in 2007, see the Compensation Discussion and Analysis. The outstanding PSUs granted in 2006 vest for Mr. Nelson one-half on July 31, 2008 and the other half in two equal installments on July 31, 2009 and 2010, and for Mr. Wyshner and Mr. Salerno vest on July 31, 2009, in each case subject to attainment of performance goals, which are based on the compound annual growth rate in earnings before income taxes (75% weighting) and growth in off-airport revenue (25% weighting). Earnings before income taxes is defined to be income before income taxes from continuing operations, excluding separation costs, accounting changes and the impact of significant corporate transactions. The number of RSUs granted to each eligible employee in 2006 was determined by dividing the award amount by the closing price of our stock on the date of grant, which was the first day of trading following the spin-offs of Realogy and Wyndham. Values are based on the closing price of our Common Stock on December 31, 2007 of $13.00.
(h)	In connection with Mr. McClain’s resignation from Avis Budget Group in 2007, he forfeited 30,053 RSUs.

Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Nelson	—	—		—	—
Mr. Wyshner	—	—		20,491	573,543
Mr. Salerno	—	—		30,737	860,329
Mr. Servodidio	4,222	23,098	(c)	10,246	286,786
Mr. De Shon	—	—		6,460	137,921
Mr. McClain	—	—		6,147	172,055

(a)	Represents vesting of 25% of time-based RSUs granted in 2006.
(b)	Values are based on the closing price of our Common Stock on the date of vesting.
(c)	Value is based on the price of our Common Stock at the time of exercise on May 17, 2007 of $28.4646.

Pension Benefits Table

Name	Plan Name(a)	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Salerno	Avis Rent A Car System, Inc. Pension Plan	25 years, 7 months as of 12/31/07	294,803	—
Mr. Salerno	Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan	25 years, 7 months as of 12/31/07	365,765	—

(a)	Avis froze its qualified and non-qualified defined benefit pension plans to new participation and future benefit accruals as of December 31, 1998. Mr. Salerno is the only NEO who participated in these plans. Prior to December 31, 1998, Mr. Salerno earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 21 to our audited financial statements for the fiscal year ended December 31, 2007 included in our 2007 Form 10-K.

The Avis Rent A Car System, Inc. Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

The Avis Rent A Car System, Inc. Retirement Equalization Benefit Plan is a non-qualified Supplemental Executive Retirement Plan (SERP). Payments under this retirement plan are calculated by using the same formula that applies to the qualified plan except that final average earnings under the non-qualified plan are those earnings, prior to the December 31, 1998 plan freeze date, that exceeded the limitations imposed by section 415 of the Internal Revenue Code. As with the qualified plan, unreduced benefits are payable upon the attainment of age 65. The normal form of payment under the SERP is a single life annuity. Actuarially equivalent optional forms of payment are available.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals / Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. Nelson	510,000	114,000	370,959	—	7,243,388
Mr. Wyshner	50,400	50,400	13,792	66,287	515,090
Mr. Salerno	42,000	42,000	56,055	—	1,314,246
Mr. Servodidio	9,717	9,717	9,302	—	85,929
Mr. De Shon	10,209	10,209	0	—	0
Mr. McClain	8,901	8,901	30,710	—	472,198

(a)	Amounts shown are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table as individually identified in footnotes (b) and (f) to the table. Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan, which may include a deemed investment in the Company’s common stock. Matching contributions may be subject to such vesting provisions as determined from time to time; however, all of a participant’s accounts under this plan will become fully vested in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time; however, the participant’s entire account balance will be paid in a single lump sum following a change in control.
(b)	Participant deferrals are matched dollar-for-dollar by the Company up to 6% of base salary and 6% of annual bonus.
(c)	All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until they start receiving their money. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management. Participants may allocate deferrals to one or more of a variety of deemed investment options including the Company’s common stock.
(d)	A participant in this plan may elect to receive payment in the form of a single lump sum or in annual installments over a period of up to 10 years; all account balances will be paid in a single lump sum upon change of control of the Company. In December 2002, Mr. Wyshner elected to have his 2003 plan year amounts distributed to him in five equal annual installments, beginning in January 2005.
(e)	Represents total trust assets accumulated for all periods of plan participation through the end of 2007. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions. Balance for Mr. De Shon is zero as amounts reflected in the first two columns of the table relate to 2007 compensation that was paid in 2008.

Employment Agreements and Other Arrangements

Each NEO is employed by us pursuant to a written agreement of employment or has a severance agreement.

Ronald L. Nelson

Mr. Nelson’s employment agreement has a term ending on July 31, 2009. The term will automatically extend for one additional year unless we or Mr. Nelson provide notice to the other party of non-renewal at least six months prior to July 31, 2009. Pursuant to our by-laws, our Board of Directors may terminate Mr. Nelson’s employment at any time. Upon expiration of the employment agreement, Mr. Nelson will be an employee at will unless the agreement is renewed or a new agreement is executed.

In addition to providing for a minimum base salary of $1 million and employee benefit plans generally available to our executive officers, Mr. Nelson’s agreement provides for an annual incentive award with a target amount equal to 150% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Nelson’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Nelson’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Options granted prior to the Cendant Separation remain exercisable in accordance with Mr. Nelson’s prior agreement with us. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his attainment of the age of 75. Mr. Nelson’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Nelson’s employment with us. Mr. Nelson has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

F. Robert Salerno

Mr. Salerno’s employment agreement has a term ending on May 31, 2009. The term will automatically extend for one additional year unless we or Mr. Salerno provide notice to the other party of non-renewal at least six months prior to May 31, 2009.

In addition to providing for a minimum base salary of $700,000 and employee benefit plans generally available to our executive officers, Mr. Salerno’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Salerno’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Salerno’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Salerno’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Salerno’s employment with us. Mr. Salerno has a right pursuant to his employment agreement to be reimbursed from the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

David B. Wyshner

Mr. Wyshner’s employment agreement has a term ending on May 31, 2009. The term will automatically extend for one additional year unless we or Mr. Wyshner provides notice to the other party of non-renewal at least six months prior to May 31, 2009.

In addition to providing for a minimum base salary of $525,000 and employee benefit plans generally available to our executive officers, Mr. Wyshner’s agreement provides for an annual incentive award with a target amount equal to 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or Compensation Committee. Mr. Wyshner’s agreement provides that if his employment with us is terminated by us without “Cause” or due to a “Constructive Discharge” (each term as described below), he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Wyshner’s then-outstanding equity awards will become fully vested (and any stock options and stock appreciation rights granted on or after July 28, 2006 will remain exercisable until the earlier of three years following his termination of employment and the original expiration date of such awards).

Mr. Wyshner’s agreement provides for post-termination non-competition and non-solicitation covenants which will last for two years following Mr. Wyshner’s employment with us. Mr. Wyshner has a right pursuant to his employment agreement to be reimbursed by the Company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to limitations described in his employment agreement.

Mark J. Servodidio and Larry D. De Shon

Severance agreements for Mr. Servodidio and Mr. De Shon provide that if employment is terminated by us other than for “Cause” (as described below), disability or death, the executive will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. Severance is subject to and contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants. The agreement also provides for a lump sum cash payment for the ratable portion of stock-based awards which would have been expensed in accordance with their original vesting schedule by the one-year anniversary of termination of employment.

For each of Mr. Nelson, Mr. Salerno and Mr. Wyshner:

•

“Cause” means the willful failure to substantially perform his duties, any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct, conviction of a felony or any crime involving moral turpitude, gross negligence in the performance of his duties or purposeful or negligent false certification pertaining to financial statements.

•	“Corporate Transaction” means either:

•

any person or entity is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or

•

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the applicable employment agreement, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least one-half of the directors then still in office who either were directors on the effective date of the relevant agreement or whose appointment, election or nomination for election was previously so approved or recommended.

For Mr. Nelson:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Nelson’s duties and responsibilities, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Nelson is not the Chief Executive Officer and the most senior executive officer of the Company or does not report directly to the Board, (d) the Company does not extend the employment agreement upon the expiration of its then applicable term, (e) the occurrence of a “Corporate Transaction” as described above, or (f) Mr. Nelson is not nominated to be a member of the Board.

For Mr. Salerno:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Salerno’s duties and responsibilities, including Mr. Salerno ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) after the occurrence of a “Corporate Transaction” as described above, Mr. Salerno’s failure to become the Chief Executive Officer of the Company, or if the Company is then a subsidiary, the Chief Executive Officer of the ultimate parent of the Company, (d) the Company does not extend the employment agreement upon the expiration of its then applicable term, or (e) Mr. Salerno is not nominated to be a member of the Board.

For Mr. Wyshner:

“Constructive Discharge” means (a) any material failure of the Company to fulfill its obligations under the employment agreement or any material diminution to Mr. Wyshner’s duties and responsibilities, including

Mr. Wyshner ceasing to be an executive officer of a public company, (b) the business office is relocated more than 30 miles from Parsippany, New Jersey, (c) Mr. Wyshner is not the most senior financial officer of the Company, (d) the Company does not extend the employment agreement upon the expiration of its then applicable term, or (e) the occurrence of a “Corporate Transaction” as described above.

For Mr. Servodidio and Mr. De Shon:

“Cause” shall mean: (i) the willful failure to substantially perform the executive’s duties; (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct; or (iii) conviction of a felony or any crime involving moral turpitude.

John T. McClain

In 2007, Mr. McClain, formerly our Senior Vice President and Chief Accounting Officer, resigned from the Company. In connection with Mr. McClain’s resignation and pursuant to the terms of his severance agreement, Mr. McClain received a lump-sum severance payment in cash of $945,858, which was funded by Realogy Corporation and Wyndham Worldwide Corporation pursuant to an agreement entered into in connection with the Cendant Separation.

The payment was comprised of (a) two times his then current base salary plus the pro-rated portion of the annual target incentive award, (b) the ratable portion of Mr. McClain’s 2006 stock-based award, which would have been expensed in accordance with its original vesting schedule by the first anniversary of Mr. McClain’s termination of employment (equal to approximately $181,000), and (c) the ratable portion of Mr. McClain’s stock-based award, which would have been expensed in accordance with its original vesting schedule by the date of Mr. McClain’s termination of employment (equal to approximately $34,000). We will provide Mr. McClain and his family continued coverage under our group health plans at the employee contribution rate until July 13, 2008. Mr. McClain also received post-termination exercisability of stock options for three years. In connection with Mr. McClain’s receipt of this severance payment and other termination benefits, Mr. McClain executed an agreement and general release in a form acceptable to us.

Discussion of Change-of-Control Provisions

Equity awards accelerate upon a change-of-control transaction, which is defined similarly to a “corporate transaction” (as described above), pursuant to the terms of the awards of all NEOs.

Under the employment agreements for Mr. Nelson, Mr. Wyshner and Mr. Salerno, if employment is terminated by one of these executives due to a “constructive discharge” (as described above), which for Mr. Nelson and Mr. Wyshner includes the occurrence of a “corporate transaction” (as described above) and for Mr. Salerno includes the occurrence of a “corporate transaction” (as described above) followed by certain circumstances, the executive will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus. Mr. Nelson’s employment agreement also provides him and his dependents with medical benefits through his age 75 and this benefit would continue if Mr. Nelson were to terminate his employment due to a “constructive discharge”. Mr. Nelson, Mr. Wyshner and Mr. Salerno each has a right pursuant to his employment agreement to be reimbursed by the company for any “golden parachute” excise tax, including taxes on any reimbursement, subject to certain limitations.

Under the severance agreements for Mr. Servodidio and Mr. De Shon, if employment is terminated by us other than for “Cause” (as described above), disability or death, which would include a termination by us in connection with a change-of-control transaction, a lump-sum severance payment will be paid equal to 200% of the sum of base salary plus target incentive bonus and perquisites to include car usage, financial planning and health coverage for a period of 24 months.

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO (other than Mr. McClain). All payments are contingent on the executive’s termination of employment and/or the identified triggering events.

Name and Triggering Event(a)	Lump Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Excise Tax Gross-Up ($)(e)	Total
Mr. Nelson
Resignation or Termination by Company for Cause	0	0	273,389		273,389
Termination due to Death or Disability	0	2,604,550	273,389		2,877,939
Termination by Company without Cause or due to Constructive Discharge	7,475,000	2,604,550	273,389		10,352,939
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	7,475,000	2,604,550	273,389	0	10,352,939
Change of Control Transaction without Termination		2,604,550			2,604,550

Mr. Wyshner
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	1,706,280	83,251		1,789,531
Termination by Company without Cause or due to Constructive Discharge	3,139,500	1,654,458	83,251		4,877,209
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,139,500	1,920,854	83,251	0	5,143,605
Change of Control Transaction without Termination		1,920,854			1,920,854

Mr. Salerno
Resignation or Termination by Company for Cause	0	0	0		0
Termination due to Death or Disability	0	2,648,219	103,666		2,751,885
Termination by Company without Cause or due to Constructive Discharge	4,186,000	2,481,687	103,666		6,771,353
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	4,186,000	3,014,479	103,666	0	7,304,145
Change of Control Transaction without Termination		3,014,479			3,014,479

Mr. Servodidio
Resignation or Termination by Company for Cause	0	0	0		0
Termination by Company without Cause	1,267,875	271,538	61,816		1,601,229
Change of Control Transaction and Termination by Company without Cause	1,267,875	827,229	61,816	N/A	2,156,920
Change of Control Transaction without Termination		827,229			827,229

Mr. De Shon
Resignation or Termination by Company for Cause	0	0	0		0
Termination by Company without Cause	1,330,105	222,320	51,156		1,603,581
Change of Control Transaction and Termination by Company without Cause	1,330,105	679,575	51,156	N/A	2,060,836
Change of Control Transaction without Termination		679,575			679,575

(a)	Descriptions of the terms “Without Cause Termination” and “Constructive Discharge” are provided under “Employment Agreements and Other Arrangements” above.
(b)	The lump sum severance benefits were calculated based on each executive’s base salary and target annual incentive as of December 31, 2007 and a multiplier of 299% or 200% as per the terms of each agreement.
(c)	The value of accelerated vesting of stock-based awards was calculated assuming vesting was accelerated as of December 31, 2007 and based on the closing price of our stock of $13.00 on December 31, 2007.
(d)	For Mr. Nelson, reflects the continuation of benefit and perquisite plans he participates in as of December 31, 2007 until age 75. For the other NEOs reflects 24 months of continued health, dental and car benefits.
(e)	Estimated assuming change of control transaction and termination of employment occurred on December 31, 2007 at a stock price of $13.00.

2007 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	All Other Comp ($)(c)	Total ($)
Choksi, Mary C.	55,887	76,720	5,000	137,607
Coleman, Leonard S.(d)	112,500	112,500	5,000	230,000
Edelman, Martin L.	66,792	66,792	5,000	138,584
Krominga, Lynn	70,957	70,957	5,000	146,915
Rosenberg, Sheli Z.(d)(e)	—	209,220	—	209,220
Sweeney, Stender E.	—	150,000	5,000	155,000

(a)	A full description of all fees paid to Avis Budget Group directors is provided below. The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends.
(b)	The stock awards represent: 50% of the retainer and 50% of committee chair and membership stipends, which are paid quarterly in deferred Common Stock. Amounts set forth represent the amount expensed in 2007 under SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2007 included in our 2007 Form 10-K. The number of shares of Common Stock to be received pursuant to the Common Stock portion of the retainer or any other compensation to be paid in the form of Common Stock is equal to the value of the compensation being paid in the form of Common Stock, divided by the fair market value of the Common Stock on the date of grant. Each share of deferred Common Stock entitles the Non-Employee Director to receive one share of Common Stock immediately following such director’s retirement or termination of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any shares of deferred Common Stock prior to such termination of service. Directors may elect to receive more than 50% of their retainer and stipends in deferred Common Stock. Ms. Rosenberg and Mr. Sweeney have elected to receive all of their compensation in deferred Common Stock. For Ms. Choksi, includes amount expensed in 2007 under SFAS No. 123R in connection with the new director equity award received upon commencement of service with the Board of Directors in March 2007.
(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.
(d)	Amounts presented include a one-time payment of $62,500 paid in connection with supplemental committee work for 2007, which included final consideration and approval of the Company’s investment in Carey Holdings, Inc. Such amount was paid 50% in cash and 50% in deferred Common Stock, in the case of Mr. Coleman and 100% in deferred Common Stock, in the case of Ms. Rosenberg.
(e)	Ms. Rosenberg retired from the Board effective April 2, 2008. John D. Hardy, Jr. replaced her; accordingly, Mr. Hardy received no compensation from the Company in 2007.

The table below shows the Director Compensation provided to non-employee directors for 2007.

	Annual Compensation ($)(a)(b)
Annual Director Retainer(c)	125,000
One-Time New Director Equity Grant(d)	75,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(e)

(a)	Members of the Board of Directors who are also officers or employees of the Company or any of its subsidiaries do not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of the Company’s headquarters). Amounts referred to in footnote (d) to the Director Compensation Table have been excluded from this presentation.
(b)	The committee chair stipends and all committee membership stipends are paid 50% in cash and 50% in deferred Common Stock. Directors may elect to receive more than 50% of such stipends in deferred Common Stock.
(c)	The annual retainer is paid on a quarterly basis. The retainer is paid equally 50% in cash and 50% in shares of deferred Common Stock. See footnote (b) to the preceding table for a description of the deferred Common Stock.

(d)	The grant is to be made in the form of deferred Common Stock. The number of shares granted is equal to $75,000 divided by the fair market value of a share of Common Stock as of the close of business on the date of the grant. Grants awarded after January 1, 2007 will vest ratably over three years, or in the event of a change in control, but Directors may not sell or receive value from the shares until termination from the Board.
(e)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard Coleman has served as a member of our Compensation Committee since August 23, 2006. Lynn Krominga has served as a member of our Compensation Committee since January 30, 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2, 2008. Mr. Hardy replaced Sheli Z. Rosenberg who had been Chair of the Compensation Committee since August 23, 2006. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2007 or before.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for fiscal year 2008.

AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

PROPOSALS TO BE VOTED ON AT MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Mses. Choksi and Krominga and Messrs. Coleman, Edelman, Hardy, Nelson, Salerno and Sweeney to be elected at the Meeting to serve as directors for a one-year term ending at the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company. For certain information regarding each nominee and continuing directors, see “Board of Directors—Biographical Information for Nominees” above.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically via the Internet) will be voted for such alternative person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Amended and Restated Certificate of Incorporation and by-laws.

Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes (if any) will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

RATIFICATION OF APPOINTMENT OF AUDITORS

PROPOSAL NO. 2

Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company’s financial statements for 2008. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2007 and 2006 were as follows:

Audit Fees. The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to financial accounting consultations, comfort letters and consents related to SEC and other registration statements, regulatory and statutory audits and agreed-upon procedures were $8.4 million and $19.6 million, respectively.

Audit-Related Fees. The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2007 and 2006 were $1.6 million and $9.5 million, respectively. These fees relate primarily to due diligence pertaining to acquisitions, audits for dispositions of subsidiaries and related registration statements, audits of employee benefit plans and accounting consultation for contemplated transactions for the fiscal years ended December 31, 2007 and December 31, 2006.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2007 and 2006 were $11.4 million and $15.4 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and December 31, 2006.

All Other Fees. There were no other fees for the fiscal years ended December 31, 2007 and 2006.

For 2007, approximately $10.0 million of tax fees and approximately $1.7 million of other fees were related to the Cendant Separation. The substantial majority of such costs were reimbursed to the Company by Realogy and Wyndham Worldwide, the two former subsidiaries of the Company that were spun-off in July 2006 as part of the Cendant Separation.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time, in any role in which such person would be in a position to influence the contents of the Company’s financial statements.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditors and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.

All services performed by the independent auditors in 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 26, 2006 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by the Deloitte Entities during 2007 and 2006 under such provision.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for stockholder ratification the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Under the rules of the NYSE, brokers who hold shares of Common Stock in “street name” will have discretion, on behalf of their clients that beneficially own shares of Common Stock as of the Record Date, to vote on this proposal when the brokers do not receive instructions from such beneficial owners. Abstentions will be counted and will have the same effect as a vote against this proposal and broker non-votes (if any) will have no effect on the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Edelman is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler LLP, “Paul, Hastings”). In 2007, Paul, Hastings represented us in connection with certain Cendant contingent liability matters that were being handled by Paul, Hastings prior to the completion of the Cendant Separation and certain matters related to our vehicle rental operations. Representation in connection with Cendant contingent liability matters is paid for directly by Realogy and Wyndham pursuant to agreements entered into in connection with the Cendant Separation. Amounts paid by us, or on our behalf by Realogy and Wyndham, to Paul, Hastings in 2007 totaled approximately $650,000, which constituted less than 1% of Paul, Hastings’ gross revenue for such year. Of such amount, we paid less than $100,000. It is expected that Paul, Hastings will continue to represent us in connection with Cendant contingent liability matters that are currently being handled by Paul, Hastings and matters related to our vehicle rental operations consistent with the 2007 activity. We do not currently expect Paul, Hastings will be paid more than $120,000 in any year for any vehicle rental-related matters and we expect that amounts paid to Paul, Hastings in connection with Cendant contingent liability matters will also decrease in 2008 as compared to 2007.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that transactions with related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations in which transactions with related persons may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted written procedures for the review, approval or ratification of transactions with related persons (the “Policy”). The Policy has been approved by the Audit Committee of the Board of Directors, and the Audit Committee will review and may amend the Policy from time to time.

For the purposes of the Policy, a “Related-Person” is defined as: (1) any director or executive officer or director nominee; (2) any beneficial holder of more than 5% of any class of the company’s voting securities; (3) any immediate family member of the foregoing persons; or (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any related person had, has or will have a direct or indirect interest.

Under the Policy, Related Person Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if proper notice of the facts and circumstances of such transaction has been given to the General Counsel and Corporate Compliance Officer and the Secretary of the Company. If such notice has been given, the Secretary will then assess whether the proposed transaction is a Related Person Transaction for purposes of the Policy. If it is determined that the proposed transaction is a Related Person Transaction and the amount involved exceeds $120,000, the proposed Related Person Transaction will be submitted to the Audit Committee or, under certain circumstances, to the Chairman of the Audit Committee (the “Chair”). The Audit Committee or the Chair will then consider all of the relevant facts and circumstances available to the Audit Committee or the Chair, provided that no member of the Audit Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee or the Chair will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee or the Chair determines in good faith, and the Audit Committee or the Chair, as applicable, will convey its decision to the General Counsel and Corporate Compliance Officer, who shall then convey the decision to the appropriate persons within the Company.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel and Corporate Compliance Officer becomes aware of a Related Person Transaction for which the amount involved exceeds $120,000 that has not been previously approved or previously ratified under the Policy, the transaction will be submitted to the Audit Committee or Chair. If the transaction is pending or ongoing, the Audit Committee or the Chair will consider all the relevant facts and circumstances available to the Audit Committee or the Chair and shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction. If the transaction is completed, the Audit Committee or the Chair will evaluate the transaction to determine if rescission of the transaction and/or any other action is appropriate, and shall request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee or the Chair for prior approval and whether any changes to the Policy are recommended.

Annually, the Audit Committee will review each previously approved or ratified Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $60,000 and will determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate such Related Person Transaction.

Other than non-discretionary contributions made pursuant to the Company’s matching contribution program for employees and directors, proposed charitable contributions, or pledges of charitable contributions, in excess of $1,000, in the aggregate, by the Company to a charitable or non-profit organization identified by any related person as one in which such person is actively involved in fund-raising or otherwise serves as a director, trustee or in a similar capacity (a “Related Charity”) shall be subject to prior review and approval by the Audit Committee or, under certain circumstances, by the Chair. In addition, each “named executive officer” (as defined by SEC rules and regulations) shall report to the Secretary, and the Secretary shall consolidate the information and report to the Audit Committee, on a quarterly basis, charitable contributions in excess of $1,000, in the aggregate, by the Company’s named executive officers and their spouses to charitable or non-profit organizations identified as a Related Charity.

No immediate family member of a director or executive officer shall be hired as an employee (other than as a temporary intern, if approved by the General Counsel and Corporate Compliance Officer) of the Company unless the employment arrangement is approved by the Audit Committee or, under certain circumstances, by the Chair. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the Audit Committee (except, if the immediate family member is himself or herself an executive officer of the Company, any proposed change in the terms of employment shall be reviewed and approved in the same manner as other executive officer compensatory arrangements).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

In 2007, Mr. Salerno filed an amended Form 3 and an amended Form 4 to report shares of Common Stock held in a deferred compensation account that had been inadvertently omitted, and a correction of tax withholding in connection with the May 2007 vesting of restricted stock units, respectively. In addition, Mr. Servodidio filed an amended Form 3 to correct his direct ownership balance by 498 shares of Common Stock following our year-end review of executive equity ownership. With the exception of the foregoing, the Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2007 were timely made.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2009 annual meeting of stockholders if they are received by the Company on or before December 22, 2008. Any proposal should be directed to the attention of the Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s by-laws. In order for a proposal to be “timely” under the Company’s by-laws, it must be received not less than sixty (60) days nor more than ninety (90) days before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, in the event that the annual meeting of stockholders is called for on a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting of stockholders was made, whichever occurs first.

ADDITIONAL INFORMATION

Shareholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, New Jersey 07054 Attention: Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has hired Mellon Investor Services LLC to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $14,500 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and the Company’s 2007 annual report may be viewed online at http://bnymellon.mobular.net/bnymellon/car. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card, by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.bnymellon.com/shareowner/isd. If you choose this option, you will receive a proxy form in early March listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

By Order of the Board of Directors

JEAN M. SERA Secretary

Dated: April 15, 2008

ANNEX A

AVIS BUDGET GROUP, INC.

DIRECTOR INDEPENDENCE CRITERIA

A director who satisfies all of the following criteria shall be presumed to be independent.

•

The Company does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•

The director is not currently, and has not within the last three years been, employed by the Company’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving the Company’s business).

•

Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

•

The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The director currently does not have, or had within the past three years, a personal services contract with the Company, its Chairman and Chief Executive Officer or other executive officer.

•

The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than Board of Director fees).

•

The director is not currently an officer or director of a foundation, university or other non-profit organization to which the Company within the last three years gave directly, or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

For purposes of establishing director independence:

(i) a director is an “affiliate” of the Company or its subsidiaries if such director serves as a director, executive officer, partner, member, principal or designee of an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, the Company or its subsidiaries;

(ii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home;

(iii) “executive officer” means the Company’s president, principal financial officer, principal accounting officer, any vice president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the Company; and

(iv) references to “the Company” in the foregoing criteria shall be deemed to include Avis Budget Group, Inc. and any subsidiary in a consolidated group with Avis Budget Group, Inc.

The Company’s Board will annually review all commercial and charitable relationships of directors. Whether directors meet these categorical independence criteria will be reviewed and will be made public annually prior to their standing for re-election to the Company’s Board.

A-1

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

1. Election of Directors to serve as Directors for a one-year term ending at the 2009 Annual Meeting

2. To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company’s financial statements for fiscal year 2008.

3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

For Against Abstain

FOR all nominees listed excepted as as indicated

WITHHOLD AUTHORITY to vote for all nominees

Nominees:

01 Ronald L Nelson 05 John D. Hardy, Jr

02 Mary C. Choksi 06 Lynn Krominga

03	Leonard S. Coleman 07 F. Robert Salerno
04	Martin L. Edelman 08 Stender E. Sweeney

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

Signature Signature Date

Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated.

If shares are owned jointly, both owners must sign.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING BOTH ARE

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

OR

INTERNET

http://www.proxyvoting.com/car

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, i nvestment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®

at www.bnymellon.com/shareowner/isd

where step-by-step instructions wil prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at http://bnymellon.mobular.net/bnymellon/car and www.avisbudgetgroup.com

AVIS BUDGET GROUP, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on June 5, 2008

The undersigned stockholder of Avis Budget Group, Inc. (“Avis Budget Group”) hereby appoints Ronald L. Nelson, Karen C. Sclafani and Jean M. Sera, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Avis Budget Group (“Common Stock”) which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, on June 5, 2008, at 9:00 a.m. Central Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 15, 2008, and the accompanying Proxy Statement. This proxy is revocable and will be voted as directed. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE NAMED NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS. If any other business is properly presented at the Annual Meeting, this proxy, if properly executed will be voted by those named in this proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors was not aware of any other business to be presented at the Annual Meeting.

(Continued and to be signed on reverse side. Please mark, sign, date and return this proxy using the enclosed envelope)

See Reverse Side

FOLD AND DETACH HERE

AVIS BUDGET GROUP, INC.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached above) to Mellon Investor Services LLC in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THE FORM, YOU MANY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE (1-866-540-5760) or VIA THE INTERNET AT WWW.PROXYVOTING.COM/CAR AND FOLLOW THE SIMPLE INSTRUCTIONS.

Thank you for your attention to this important matter.

ADMISSION TICKET

AVIS BUDGET GROUP, INC.

2008 Annual Meeting of Stockholders

Thursday, June 5, 2008 9:00 a.m.

Renaissance Tulsa Hotel and Convention Center 6808 South 107th East Avenue

Tulsa, Oklahoma 74133 NON-TRANSFERABLE NON-TRANSFERABLE